Exhibit 4.5

EXACT SCIENCES CORPORATION

[Nonstatutory (Non-Qualified)] [Incentive] Stock Option Agreement

Cover Sheet

Exact Sciences Corporation, a Delaware corporation (the “Company”), hereby grants as of the date below (the “Grant Date”) to the person named below (the “Grantee”) and the Grantee hereby accepts, an option to purchase the number of shares (the “Option Shares”) listed below of the Company’s common stock, $.01 par value per share (“Common Stock”), at the price per share and with a vesting start date (the “Vesting Start Date”) listed below, such option to be on the terms and conditions specified in the attached Terms and Conditions.

Grantee Name:

Grant Date:

Vesting Start Date:

Number of Option Shares:

Exercise Price Per Share:	$

IN WITNESS WHEREOF, the Company and the Grantee have caused this instrument to be executed as of the Grant Date set forth above.

EXACT SCIENCES CORPORATION
(Grantee Signature)

By:
Name:
Title:

EXACT SCIENCES CORPORATION

[Nonstatutory (Non-Qualified)] [Incentive] Stock Option Agreement

Terms and Conditions

1.             Grant Under Plan.  The Company sponsors the 2010 Omnibus Long-Term Incentive Plan (the “Plan”).  A Prospectus describing the Plan has been delivered to you.  The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference.  When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable). This option is subject to the terms and conditions of the Plan and this Agreement.  You acknowledge having read the Prospectus and agree to be bound by all the terms and conditions of the Plan.

2.             Vesting and Term of Option.  This option shall vest (become exercisable) and remain exercisable only in accordance with Exhibit A attached hereto.

3.             Grant as [Nonstatutory] [Incentive] Stock Option.  This option is [a nonstatutory stock option and is not] intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

4.             Payment of Exercise Price.  The exercise price shall be paid by one or any combination of the following forms of payment

(a)                                  in cash, or by check payable to the order of the Company; and

(b)                                  in accordance with procedures as may be established by the Company and communicated to you in writing, by delivery of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Common Stock and to deliver all or part of the sales proceeds to the Company in payment of the exercise price.

5.             Method of Exercising Option.  Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Company at its principal executive office, or in accordance with such other procedures as may be established by the Company and communicated to you in writing.  Such notice shall state the election to exercise this option and the number of Option Shares for which it is being exercised and shall be accompanied by payment of the full purchase price of such shares.

6.             No Rights as Stockholder until Exercise.  You shall have no rights as a stockholder with respect to the Option Shares until such time as you have exercised this option by delivering a notice of exercise and have paid in full the purchase price for the shares so exercised in accordance with Section 5.  Except as is expressly provided in the Plan with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to such date of exercise.

7.             Capital Changes and Business Successions.  The existence of this award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.  The Plan contains provisions covering the treatment of options in a number of contingencies such as stock splits and mergers.  Provisions in the Plan for adjustment with respect to stock subject to options and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

8.             Miscellaneous.

(a)           Notices.  The Company may, in its sole discretion, decide to deliver any documents related to this option or future Awards that may be granted under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.  Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person the Company may notify you of from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

(b)           Severability; Entire Agreement.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.  This Agreement together with any applicable provisions of any employment agreement constitute the final understanding between you and the Company regarding the Option Shares; provided, in the event of any conflict between the terms of an employment agreement and this Agreement, the terms of the employment agreement govern.  Any prior agreements, commitments or negotiations concerning the Option Shares are superseded.